Exhibit 10.2

DIRECTORS’ COMPENSATION PROGRAM

On February 2, 2010, The Board of Directors (the “Board”) of Cambrex Corporation (the “Company”) approved the following Director Compensation Program:

1.             Cash Compensation

a.  Effective for 2010, the Company will pay each non-employee director of the Company except the Chairman, an Annual Retainer fee of $30,000.

b.  Effective for 2010, the Company will pay the Chairperson of the Audit Committee an additional Annual Retainer fee of $6,000 and will pay the Chairperson of the Compensation, Governance and Regulatory Affairs Committees of the Board of Directors additional Annual Retainer fees each in the amount of $2,000.

c.  As approved by the Board in 2005, the Company will continue to pay each non-employee director of the Company, $1,000 for each telephonic Board and Committee meeting, except that the Chairpersons of the Audit, Compensation, Governance and Regulatory Affairs Committees will each receive $1,500 for each telephonic Committee meeting chaired.

d.  As approved by the Board in 2005, the Company will continue to pay each non-employee director of the Company, $1,500 for each in-person Board and Committee meeting attended, except that the Chairpersons of the Audit, Compensation, Governance and Regulatory Affairs Committees will receive $2,000 for each in-person Committee meeting chaired.

e.  As approved by the Board in 2005, all retainer and meeting fees will continue to be paid in cash.

f.  As approved by the Board in 2005, directors will receive reimbursement for expenses incurred in connection with meeting attendance.

g.  As approved by the Board in 2005, employees of the Company who are also directors will not receive any separate fees for acting as directors.

h.  As approved by the Board in 1995, non-employee directors may defer receipt of Board fees under the Non-Employee Directors’ Deferred Compensation Plan.

i.  As approved by the Board in 2008, the Company shall pay the non-employee Chairman an Annual Retainer fee of $200,000.  The non-employee Chairman shall not receive any additional retainer or meeting fees.

2.             Equity Compensation

Effective in 2010, on the first business day following the Annual Meeting of Shareholders, each non-employee Director shall receive an annual award of Restricted Stock Units (“RSUs”) equivalent in value to Twenty Thousand Dollars ($20,000), such number of RSUs to be determined by dividing the sum of Twenty Thousand Dollars ($20,000) by the average of the highest and lowest reported sales prices of the Company’s stock as reported on the New York Stock Exchange or other principal exchange on which the common stock is then listed on the date of the award, provided that such RSUs shall neither vest nor be available for sale until a period of six (6) months from the date of grant.

In 1995 the Board adopted a policy that each director, within three years after joining the Board, shall have acquired an amount of Company Common Stock equal in value to the annual Board retainer.  This policy remains effective.